Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-11 (No 333-265588) of J.P. Morgan Real Estate Income Trust, Inc. of our report dated March 18, 2024, relating to the financial statements and financial statement schedule of J.P. Morgan Real Estate Income Trust, Inc., which appears in the Prospectus Supplement of J.P. Morgan Real Estate Income Trust, Inc. dated March 18, 2024, which forms a part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

March 18, 2024